                                             PAGE  1  OF  21
                                                  ---    ----

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

SCHEDULE 13G. INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13D-1(B) AND AMENDMENTS THERETO FILED PURSUANT TO 13D-2(B)

                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 3)*


                              ICN Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                   (Name of Issuer)


                                     Common Stock
--------------------------------------------------------------------------------
                            (Title of Class of Securities)


                                      448924100
--------------------------------------------------------------------------------
                                    (CUSIP Number)


       Check the following box if a fee is being paid with this statement.
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)
(See Rule 13d-7.)        / /

       *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Notes).

                                             PAGE  2  OF  21
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CUSIP No. 448924100
       13G

(1)    Names of Reporting Persons.
       S.S. or I.R.S. Identification Nos. of Above Persons

          AMVESCAP PLC
          No. S.S. or I.R.S. Identification Number

(2)    Check the Appropriate Box if a Member of a Group (See Instructions)
                                        (a)  / /
                                        (b)  /X/

(3)    SEC Use Only

(4)    Citizenship or Place of Organization

       England

       Number of Shares                 (5)  Sole Voting Power
       Beneficially                          None
       Owned by                         (6)  Shared Voting Power
       Each Reporting                        4,035,030
       Person With                      (7)  Sole Dispositive Power
                                             None
                                        (8)  Shared Dispositive Power
                                             4,035,030

(9)    Aggregate Amount Beneficially Owned by Each Reporting Person
       4,035,030

(10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)               / /

(11)   Percent of Class Represented by Amount in Row (9)
       10.0%

(12)   Type of Reporting Person (See Instructions)

       H.C.

                                             PAGE  3  OF  21
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CUSIP No. 448924100
       13G

(1)    Names of Reporting Persons.
       S.S. or I.R.S. Identification Nos. of Above Persons

          AVZ, Inc.
          No. S.S. or I.R.S. Identification Number

(2)    Check the Appropriate Box if a Member of a Group (See Instructions)
                                        (a)  / /
                                        (b)  /X/

(3)    SEC Use Only

(4)    Citizenship or Place of Organization

       England

       Number of Shares                 (5)  Sole Voting Power
       Beneficially                          None
       Owned by                         (6)  Shared Voting Power
       Each Reporting                        4,035,030
       Person With                      (7)  Sole Dispositive Power
                                             None
                                        (8)  Shared Dispositive Power
                                             4,035,030

(9)    Aggregate Amount Beneficially Owned by Each Reporting Person
       4,035,030

(10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)               / /

(11)   Percent of Class Represented by Amount in Row (9)
       10.0%

(12)   Type of Reporting Person (See Instructions)

       H.C.

                                             PAGE  4  OF  21
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CUSIP No. 448924100
       13G

(1)    Names of Reporting Persons.
       S.S. or I.R.S. Identification Nos. of Above Persons

          A I M Management Group Inc.
          No. S.S. or I.R.S. Identification Number

(2)    Check the Appropriate Box if a Member of a Group (See Instructions)
                                        (a)  / /
                                        (b)  /X/

(3)    SEC Use Only

(4)    Citizenship or Place of Organization

       England

       Number of Shares                 (5)  Sole Voting Power
       Beneficially                          None
       Owned by                         (6)  Shared Voting Power
       Each Reporting                        4,035,030
       Person With                      (7)  Sole Dispositive Power
                                             None
                                        (8)  Shared Dispositive Power
                                             4,035,030

(9)    Aggregate Amount Beneficially Owned by Each Reporting Person
       4,035,030

(10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)               / /

(11)   Percent of Class Represented by Amount in Row (9)
       10.0%

(12)   Type of Reporting Person (See Instructions)

       H.C.

                                             PAGE  5  OF  21
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CUSIP No. 448924100
       13G

(1)    Names of Reporting Persons.
       S.S. or I.R.S. Identification Nos. of Above Persons

          AMVESCAP Group Services, Inc.
          No. S.S. or I.R.S. Identification Number

(2)    Check the Appropriate Box if a Member of a Group (See Instructions)
                                        (a)  / /
                                        (b)  /X/

(3)    SEC Use Only

(4)    Citizenship or Place of Organization

       England

       Number of Shares                 (5)  Sole Voting Power
       Beneficially                          None
       Owned by                         (6)  Shared Voting Power
       Each Reporting                        4,035,030
       Person With                      (7)  Sole Dispositive Power
                                             None
                                        (8)  Shared Dispositive Power
                                             4,035,030

(9)    Aggregate Amount Beneficially Owned by Each Reporting Person
       4,035,030

(10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)               / /

(11)   Percent of Class Represented by Amount in Row (9)
       10.0%

(12)   Type of Reporting Person (See Instructions)

       H.C.

                                             PAGE  6  OF  21
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CUSIP No. 448924100
       13G

(1)    Names of Reporting Persons.
       S.S. or I.R.S. Identification Nos. of Above Persons

          INVESCO, Inc.
          No. S.S. or I.R.S. Identification Number

(2)    Check the Appropriate Box if a Member of a Group (See Instructions)
                                        (a)  / /
                                        (b)  /X/

(3)    SEC Use Only

(4)    Citizenship or Place of Organization

       England

       Number of Shares                 (5)  Sole Voting Power
       Beneficially                          None
       Owned by                         (6)  Shared Voting Power
       Each Reporting                        4,035,030
       Person With                      (7)  Sole Dispositive Power
                                             None
                                        (8)  Shared Dispositive Power
                                             4,035,030

(9)    Aggregate Amount Beneficially Owned by Each Reporting Person
       4,035,030

(10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)               / /

(11)   Percent of Class Represented by Amount in Row (9)
       10.0%

(12)   Type of Reporting Person (See Instructions)

       H.C.

                                             PAGE  7  OF  21
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CUSIP No. 448924100
       13G

(1)    Names of Reporting Persons.
       S.S. or I.R.S. Identification Nos. of Above Persons

          INVESCO North American Holdings, Inc.
          No. S.S. or I.R.S. Identification Number

(2)    Check the Appropriate Box if a Member of a Group (See Instructions)
                                        (a)  / /
                                        (b)  /X/

(3)    SEC Use Only

(4)    Citizenship or Place of Organization

       England

       Number of Shares                 (5)  Sole Voting Power
       Beneficially                          None
       Owned by                         (6)  Shared Voting Power
       Each Reporting                        4,035,030
       Person With                      (7)  Sole Dispositive Power
                                             None
                                        (8)  Shared Dispositive Power
                                             4,035,030

(9)    Aggregate Amount Beneficially Owned by Each Reporting Person
       4,035,030

(10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)               / /

(11)   Percent of Class Represented by Amount in Row (9)
       10.0%

(12)   Type of Reporting Person (See Instructions)

       H.C.

                                             PAGE  8  OF  21
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CUSIP No. 448924100
       13G

(1)    Names of Reporting Persons.
       S.S. or I.R.S. Identification Nos. of Above Persons

          INVESCO Capital Management, Inc.
          No. S.S. or I.R.S. Identification Number

(2)    Check the Appropriate Box if a Member of a Group (See Instructions)
                                        (a)  / /
                                        (b)  /X/

(3)    SEC Use Only

(4)    Citizenship or Place of Organization

       England

       Number of Shares                 (5)  Sole Voting Power
       Beneficially                          None
       Owned by                         (6)  Shared Voting Power
       Each Reporting                        4,035,030
       Person With                      (7)  Sole Dispositive Power
                                             None
                                        (8)  Shared Dispositive Power
                                             4,035,030

(9)    Aggregate Amount Beneficially Owned by Each Reporting Person
       4,035,030

(10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)               / /

(11)   Percent of Class Represented by Amount in Row (9)
       10.0%

(12)   Type of Reporting Person (See Instructions)

       H.C.

                                             PAGE  9  OF  21
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CUSIP No. 448924100
       13G

(1)    Names of Reporting Persons.
       S.S. or I.R.S. Identification Nos. of Above Persons

          INVESCO Funds Group, Inc.
          No. S.S. or I.R.S. Identification Number

(2)    Check the Appropriate Box if a Member of a Group (See Instructions)
                                        (a)  / /
                                        (b)  /X/

(3)    SEC Use Only

(4)    Citizenship or Place of Organization

       England

       Number of Shares                 (5)  Sole Voting Power
       Beneficially                          None
       Owned by                         (6)  Shared Voting Power
       Each Reporting                        4,035,030
       Person With                      (7)  Sole Dispositive Power
                                             None
                                        (8)  Shared Dispositive Power
                                             4,035,030

(9)    Aggregate Amount Beneficially Owned by Each Reporting Person
       4,035,030

(10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)          / /

(11)   Percent of Class Represented by Amount in Row (9)
       10.0%

(12)   Type of Reporting Person (See Instructions)

       H.C.

                                             PAGE  10  OF  21
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CUSIP No. 448924100
       13G

(1)    Names of Reporting Persons.
       S.S. or I.R.S. Identification Nos. of Above Persons

          INVESCO Management & Research, Inc.
          No. S.S. or I.R.S. Identification Number

(2)    Check the Appropriate Box if a Member of a Group (See Instructions)
                                        (a)  / /
                                        (b)  /X/

(3)    SEC Use Only

(4)    Citizenship or Place of Organization

       England

       Number of Shares                 (5)  Sole Voting Power
       Beneficially                          None
       Owned by                         (6)  Shared Voting Power
       Each Reporting                        4,035,030
       Person With                      (7)  Sole Dispositive Power
                                             None
                                        (8)  Shared Dispositive Power
                                             4,035,030

(9)    Aggregate Amount Beneficially Owned by Each Reporting Person
       4,035,030

(10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)               / /

(11)   Percent of Class Represented by Amount in Row (9)
       10.0%

(12)   Type of Reporting Person (See Instructions)

       H.C.

                                             PAGE  11  OF  21
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CUSIP No. 448924100
       13G

(1)    Names of Reporting Persons.
       S.S. or I.R.S. Identification Nos. of Above Persons

          INVESCO Realty Advisers, Inc.
          No. S.S. or I.R.S. Identification Number

(2)    Check the Appropriate Box if a Member of a Group (See Instructions)
                                        (a)  / /
                                        (b)  /X/

(3)    SEC Use Only

(4)    Citizenship or Place of Organization

       England

       Number of Shares                 (5)  Sole Voting Power
       Beneficially                          None
       Owned by                         (6)  Shared Voting Power
       Each Reporting                        4,035,030
       Person With                      (7)  Sole Dispositive Power
                                             None
                                        (8)  Shared Dispositive Power
                                             4,035,030

(9)    Aggregate Amount Beneficially Owned by Each Reporting Person
       4,035,030

(10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)               / /

(11)   Percent of Class Represented by Amount in Row (9)
       10.0%

(12)   Type of Reporting Person (See Instructions)

       H.C.

                                             PAGE  12  OF  21
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ITEM 1 (a)  NAME OF ISSUER:
            ICN Pharmaceuticals, Inc.

ITEM 1 (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            3300 Hyland Ave
            Costa Mesa, CA 92626

ITEM 2 (a)  NAME OF PERSON(S) FILING:

            AMVESCAP PLC

ITEM 2(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            11 Devonshire Square
            London EC2M 4YR
            England

ITEM 2 (c)  CITIZENSHIP:

            Organized under the laws of England

ITEM 2 (d)  TITLE OF CLASS OF SECURITIES

            Common Stock

ITEM 2 (e)  CUSIP NUMBER: 448924100
                          ---------

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

(a) / /     Broker or Dealer registered under Section 15 of the Act.
(b) / /     Bank as defined in Section 3(a)(6) of the Act.
(c) / /     Insurance Company as defined in Section 3(a)(19) of the Act.
(d) / /     Investment Company registered under Section 8 of the Investment
            Company Act.
(e) / /     Investment Adviser registered under Section 203 of the Investment
            Advisers Act of 1940.
(f) / /     Employee Benefit Plan, Pension Fund which is subject to provisions of Employee Retirement Income Security Act of 1974 or Endowment
            Fund; see Rule 13d-1(b)(1)(ii)(F).
(g) /X/     Parent Holding Company in accordance with Rule 13d-1(b)(ii)(G).
(h) / /     Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

                                             PAGE  13  OF  21
                                                  ----    ----

ITEM 4  (a) - (c)  OWNERSHIP:

The information in items 1 and 5-11 on the cover pages (pp 2-6) of this statement on Schedule 13G is hereby incorporated by reference.

The reporting persons expressly declare that the filing of this statement on
Schedule 13G shall not be construed as an admission that they are, for the purposes of Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owners of any securities covered by this statement.

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS         / /
            Not Applicable

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

The reporting persons hold the securities covered by this report on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities. The interest of any such persons does not exceed 5% of the class of securities.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
            COMPANY:

 X     AVZ, Inc. - holding company in accordance with
---    Rule 13d-1(b)(ii)(G)
 X     AIM Management Group Inc. - holding company in accordance with Rule
---    13d-1(b)(ii)(G)
 X     AMVESCAP Group Services, Inc. - holding company in accordance with Rule
---    13d 1(b)(ii)(G)
 X     INVESCO, Inc. - holding company in accordance with Rule
---    13d-1(b)(ii)(G)
 X     INVESCO North American Holdings, Inc. - holding company also
---    in accordance with Rule 13d-1(b)(ii)(G)
       INVESCO Capital Management, Inc. - investment adviser registered under
---    Section 203 of the Investment Advisers Act of 1940.
 X      INVESCO Funds Group, Inc. - investment adviser registered under
---    Section 203 of the Investment Advisers Act of 1940.
 X     INVESCO Management & Research, Inc. - investment adviser
--- registered under Section 203 of the Investment Advisers Act of 1940. INVESCO Realty Advisors, Inc. - investment adviser
--- registered under Section 203 of the Investment Advisers Act of 1940 INVESCO MIM Management Limited - investment adviser organized
---    in England.
       INVESCO Asset Management Limited - investment adviser  organized in
---    England.

Subsidiaries not indicated with (X) have acquired no shares of security being reported on.

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.
            Not applicable.

ITEM 9      NOTICE OF DISSOLUTION OF GROUP.
            Not applicable.

                                             PAGE  14  OF  21
                                                  ----    ----

ITEM 10     CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


-----------------------------------
(Date)

/s/ Michael Perman
-----------------------------------
Michael Perman,
as Company Secretary for
AMVESCAP PLC

                                             PAGE  15  OF  21
                                                  ----    ----

ITEM 10     CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


-----------------------------------
(Date)

/s/ David A. Hartley
-----------------------------------
David A. Hartley, as Company
Secretary for each AVZ, Inc. and
AMVESCAP Group Services, Inc.

                                             PAGE  16  OF  21
                                                  ----    ----

ITEM 10     CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


-----------------------------------
(Date)

/s/ Carol F. Relihan
-----------------------------------
Carol F. Relihan
Vice President, Secretary and
General Counsel A I M Management
Group Inc. Group Inc.

                                             PAGE  17  OF  21
                                                  ----    ----

ITEM 10     CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


-----------------------------------
(Date)

/s/ Deborah A. Lamb
-----------------------------------
Deborah A. Lamb, Director of
Compliance INVESCO, Inc.

                                             PAGE  18  OF  21
                                                  ----    ----

ITEM 10     CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


-----------------------------------
(Date)

/s/ Frank J. Keeler
-----------------------------------
Frank J. Keeler, Secretary
INVESCO North American Holdings,
Inc.

                                             PAGE  19  OF  21
                                                  ----    ----

ITEM 10     CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


-----------------------------------
(Date)

/s/ Deborah A. Lamb
-----------------------------------
Deborah A. Lamb, Director of
Compliance INVESCO Capital
Management, Inc.

                                             PAGE  20  OF  21
                                                  ----    ----

ITEM 10     CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


-----------------------------------
(Date)

/s/ Deborah A. Lamb
-----------------------------------
Deborah A. Lamb, Assistant
Secretary INVESCO Management &
Research, Inc.

                                             PAGE  21  OF  21
                                                  ----    ----

ITEM 10     CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


-----------------------------------
(Date)

/s/ Deborah A. Lamb
-----------------------------------
Deborah A. Lamb, Assistant
Secretary INVESCO Realty Advisers,
Inc.